                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    Lin,                             Syaru               Shirley
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   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Clarent Corporation
   (CLRN)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

   November/1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
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                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
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                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/99  |   S    |   |    400,000    | D   |    01    |   1,727,658  |    I    |    02    |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

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                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
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               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
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               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
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               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
====================================================================================================================================

Explanation of Responses:

01: On November 22, 1999, The Goldman Sachs Group, Inc. ("GS Group") and certain investment partnerships of which affiliates of Goldman, Sachs & Co. ("Goldman Sachs") and GS Group are the general partner or managing general partner (the "Investment Partnerships") sold, in the aggregate, 400,000 shares of Common Stock in a public offering of the Issuer's Common Stock at an offering price of $85.00 per share, less underwriting discounts and commissions of $3.72 per share.

02: The Reporting Person is a managing director of Goldman Sachs (Asia) L.L.C., an affiliate of GS Group. GS Group may be deemed to own beneficially and directly 1,234,042 shares of Common Stock. Goldman Sachs and GS Group may be deemed to own beneficially and indirectly, in the aggregrate, 493,616 shares of Common Stock through the Investment Partnerships. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned.




By:  s/ Roger S. Begelman                                   December 10, 1999
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      **Signature of Reporting Person                             Date
              Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY


     The undersigned does hereby appoint Hans L. Reich and Roger S. Begelman her true and lawful attorneys, and each of them her true and lawful attorney, with power to act without the other, and with full power of substitution and resubstitution, to execute for her and in her name any Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5, or any similar or successor form, which may be required to be filed by her with the Securities and Exchange Commission and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

     This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

In witness thereof the undersigned hereunto signed her name this 6th day of December, 1999.



s/ Syaru Shirley Lin
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Syaru Shirley Lin